Exhibit 99.1

IMPORTANT INFORMATION

July 23, 2008

Dear Registered Representative:

Please find enclosed a reference copy of the proxy statement for the Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) annual meeting of stockholders to be held at our corporate offices at 2901 Butterfield Road in Oak Brook, Illinois on October 14, 2008 at 10:00 am Central Time.  Over the next few days, a proxy statement and customized proxy card will be mailed to all stockholders of record as of July 17, 2008.  A sample proxy card is also enclosed.  Please do not use the enclosed sample proxy card to vote.

There are three items to be voted upon by the stockholders:

1.               Election of nine directors, all of which are standing for re-election,

2.               Establishment of the 2008 Long-Term Equity Compensation Plan, and

3.               Approval of the amendment and restatement of our charter.

It is extremely important that all stockholders vote.  Please contact your clients and encourage them to promptly do so.  A stockholder may submit a vote via any one of the following methods:

•                  Mail the completed proxy card in the postage-paid envelope

•                  Vote on-line at www.proxyvoting.com/INWEST

•                  Call (800) 868-5614

We have retained Morrow and Company, Inc. as an independent proxy solicitor.  During the next few weeks, Morrow and Company will be calling stockholders, regardless of the number of shares that are held, to ensure that we receive the required votes to hold our meeting.

If you have any questions, please contact Inland Investor Relations at (800) 826-8228.  We greatly appreciate your assistance and thank you for your continued support of Inland Western.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Michael J. O’Hanlon
President and Chief Executive Officer

Enclosures

cc: Broker/Dealer

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT:

In connection with the 2008 annual meeting of stockholders, Inland Western filed a definitive proxy statement and other materials with the SEC.  Investors and security holders are advised to read the definitive proxy statement because it contains important information. Certain of the company’s officers and directors may be deemed to be participants in the solicitation of proxies. Information regarding such individuals is included in the company’s Annual Report on Form 10-K, as amended by the company’s Annual Report on Form 10K/A previously filed with the SEC, and is included in the definitive proxy statement. Stockholders and investors may obtain additional information regarding the interests of Inland Western and its directors and executive officers, which may be different than those of Inland Western’s stockholders generally, by reading the definitive proxy statement and other relevant documents when filed with the SEC.  Stockholders and investors may obtain a free copy of the definitive proxy statement and other relevant documents when they become available, as well as other materials filed with the SEC concerning Inland Western, at the SEC’s website at http://www.sec.gov.  Copies of these materials and other documents also may be obtained at no charge from: Inland Western Retail Real Estate Trust, Inc., 2901 Butterfield Road, Oak Brook, IL 60523, attention Investor Relations.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.826.8228 www.inland-western.com